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                                                                   EXHIBIT 10.59



                         EXECUTIVE EMPLOYMENT AGREEMENT

       AGREEMENT dated as of July 15, 2001, between EAGLE-PICHER INDUSTRIES, INC. (the "Company") and JOHN H. WEBER (the "Executive").

       1. EMPLOYMENT AND DUTIES. The Company hereby employs the Executive, and the Executive accepts employment, effective as of July 15, 2001, as President and Chief Executive Officer of the Company and of Eagle-Picher Holdings, Inc., to perform such duties consistent with his position as may be assigned to him by the Board of Directors of the Company (the "Board"). The Executive shall commence his aforementioned duties on September 22, 2001. The Executive shall report directly to the Board of Directors of the Company and shall be elected to the Board on September 22, 2001. The Executive shall devote substantially all of his time during normal business hours to the business and affairs of the Company except for vacation as provided in Paragraph 2(l) herein, illness or incapacity. The Executive shall not, during his employment pursuant to the Agreement, engage in any other business activity or occupation for gain, profit or other pecuniary advantage without the prior consent of the Board; provided, however, that such a prohibition shall not prohibit the Executive from investing or trading for his own benefit in stocks, bonds, securities or other forms of investment.

       2. COMPENSATION; EXPENSES; BENEFITS.

          2.a. BASE SALARY. As compensation for his services hereunder in whatever capacity rendered, the Company shall pay to the Executive a base salary, payable in equal installments twice a month at such times as is customary with respect to the Company's executives, at a rate of $600,000 per year ("Base Salary"). The Executive will not be entitled to any additional compensation for any position held with an affiliate of the Company or for representing the Company or its affiliates. The Executive's Base Salary shall be reviewed annually and subject to increase at the discretion of the Board.

          2.b. SIGN-ON BONUS. In lieu of a sign-on bonus, payment of the Executive's Base Salary as provided for in Paragraph 2(a) shall commence on July 15, 2001.

          2.c. EXECUTIVE INCENTIVE BONUS. The Executive shall be entitled to an annual bonus based on his achievement of annual objectives mutually agreed upon by the Board and the Executive. Said bonus shall be a percentage of the Executive's Base Salary, which percentage can range in an amount from zero percent (0%) up to a maximum of one hundred percent (100%) of Base Salary. The percentage of the Executive's Base Salary to be paid as an annual bonus shall be determined by the Executive's achievement of the mutually agreed upon annual objectives. For the fiscal year ending November 30, 2002, the Executive will receive a guaranteed bonus of at least forty-five percent (45%) of his Base Salary. Any bonus earned shall be paid no later than five (5) business days following approval by the Board of the Company's audited financial statements for the fiscal year to which the bonus relates. The parties agree that the Executive's target bonus shall be sixty percent (60%), based upon meeting plans and objectives mutually agreed to prior to each fiscal year.

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          2.d. PREFERRED STOCK REFINANCING BONUS. If a "Preferred Stock
Refinancing" (as defined in Appendix A hereto) is completed, the Executive shall be entitled to the Preferred Stock Refinancing Bonus as provided in Appendix A hereto.

          2.e. LONG TERM BONUS PLAN. The Executive shall participate in a long-term bonus plan pursuant to the terms and conditions set forth in Appendix B hereto (the "LTB Plan"). The Executive has been asked by the Board to redesign the Company's existing equity participation programs. If the Board approves any new equity participation plan or program to replace one or more of those currently in place, the Executive shall have the right, at his sole discretion, to exchange his rights under the LTB Plan for the right to participate in such new plan(s) for the same aggregate value. If the Executive is still employed when the last grant is made under the LTB Plan, the Company agrees to negotiate in good faith with the Executive to establish a new long term bonus program based on realistic market valuations at such time that is at least as favorable to the Executive as the LTB Plan.

          2.f. EMPLOYEE BENEFIT PLANS. The Executive shall be eligible to participate in all pension, hospitalization, medical, long-term disability, and life insurance programs and/or other retirement, welfare and fringe benefit plans, programs or arrangements now or hereafter in effect for executives of the Company (the "Employee Benefit Plans"), on the same terms as are at any given time in effect for executives of the Company. The Company has asked the Executive to redesign the Employee Benefit Plans. If the Company adopts any new Employee Benefit Plan, whether or not designed by the Executive, the Executive shall have the option of electing to remain covered by all of the prior plans so long as the Executive gives notice of such election within three (3) months following the Board's approval of the new plans. If continuation of the prior plans is not possible or feasible under applicable law, the Company shall provide the Executive with the cash or benefits equivalent on an after-tax basis to the value of those plans that the Executive has lost, i.e., the excess of any of the value of the prior plans over the value of the new plans.

          2.g. AUTOMOBILE. The Company shall provide to the Executive, during the term of this Agreement, the use of an automobile that is comparable to the Executive's currently leased vehicle (Jaguar Vanden Plas Supercharged MSRP of $85,000) for which the Company shall pay the cost of insurance, taxes, maintenance and business related operating expenses upon presentation by the Executive of documentation supporting such expenses, plus an additional amount necessary to pay all federal, state, local and payroll taxes on all payments related to said automobile.

          2.h. CLUB FEES. The Company shall pay the Executive's membership dues for a private luncheon/country club and for the cost of the Executive's membership in the Young Presidents Organization. The Company shall reimburse the Executive for his travel expenses related to any meetings of the Young Presidents Organization.

          2.i. BUSINESS EXPENSES. The Executive shall be entitled to reimbursement for his ordinary and necessary business expenses incurred in the performance of his duties hereunder including all office expenses such as rent, first class travel for all flights of three (3) hours or more, reimbursement for reasonable upgrade charges and business related entertainment expenses, provided that his claims therefor are documented in accordance with the



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Company's usual rules and regulations, and are reviewed quarterly by the Board and reimbursement approved by the Chairman of the Board.

          2.j. MOVING EXPENSES. In the event that the Executive relocates for the Company, the Company will reimburse the Executive for all moving and travel expenses for him and his family to the headquarters' location in accordance with Appendix C hereto.

          2.k. APARTMENT. The Company shall pay for the cost of an apartment for the Executive in Cincinnati, Ohio, for a total rental of up to $36,000 per annum and shall also pay all of the Executive's travel costs from his home to Cincinnati, Ohio.

          2.l. VACATION. The Executive shall be entitled to four (4) weeks vacation each calendar year.

       3. TERMINATION OF EMPLOYMENT. Notwithstanding any other provision of this Agreement, the Executive's employment may be terminated as follows:

          3.a. CAUSE. Cause means any of the following: (i) the Executive's commission of any crime involving an act or acts of dishonesty that constitute a felony and result or were intended to result directly or indirectly in gain to or personal enrichment of the Executive or engages in misconduct that constitutes a serious felony; or (ii) the Executive's material willful breach of his duties under this Agreement which breach is not cured by the Executive within ten (10) days of receipt of written notice of such breach from the Board to the Executive. The Company shall give the Executive three (3) business days' written notice of its decision to terminate the Executive under clause (i) above and shall specify the event relied upon for the termination. In the event the Executive is terminated for cause pursuant to this Paragraph, the Company's obligations to pay compensation expenses and benefits described in Paragraph 2 of this Agreement shall cease on the date of termination for cause, except for unpaid salary or benefits for the period prior to the termination and the Executive's right to exercise his vested LTBs after such termination as set forth in Appendix B.

          3.b. BY COMPANY WITHOUT CAUSE. By the Company, other than pursuant Paragraphs 3(a), 3(e) or 3(f), in which event the Executive's employment hereunder shall be deemed terminated as of the ninetieth (90th) day following the giving of written notice to the Executive of the Company's decision to terminate pursuant to this Paragraph. The Company may elect to suspend the Executive following the giving of notice hereunder up to the date of termination, subject to the Company's continuing obligation to pay the Executive's compensation and benefits under Paragraph 2. If the Company terminates the Executive's employment hereunder, the Executive shall be entitled to the payments set forth under Paragraph 3(c)(ii) of this Agreement.

          3.c. BY EXECUTIVE WITH GOOD REASON.

               3.c.i. By the Executive, upon the occurrence of any of the following events:

               3.c.i.(1) Failure to elect or reelect the Executive to, or removal of the Executive from, the offices referred to in Paragraph 1.


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               3.c.i.(2) A significant diminution in the nature or scope of the essential authorities, powers, functions, duties or responsibilities attached to the positions referred to in Paragraph 1 or a reduction in the compensation, expenses or benefits described in Paragraph 2, which in either event is not remedied within thirty (30) days after receipt by the Company of written notice from the Executive.

               3.c.i.(3) Within two (2) years of a Change in Control, as defined below, the Executive gives written notice to the Company of his determination made in his discretion that, as a result of a Change in
       Control:

                         3.c.i.3.(A) he is unable to carry out the authorities,
              powers, functions, duties or responsibilities related to the positions described in Paragraph 1; or

                         3.c.i.3.(B) his working conditions otherwise have
              become unacceptable and, in the discretion of the Executive, the situation is not remedied to his satisfaction within thirty (30) days after receipt by the Company of written notice from the Executive of such determination, outlining the Executive's objections and proposed solutions that have not been implemented by the Company.

               3.c.i.(4) A breach by the Company of any provisions of this Agreement not embraced within the foregoing clauses (1), (2) and (3), which is not remedied within thirty (30) days after receipt by the Company of written notice from the Executive of the breach.

       In any event set forth in this Paragraph, the Executive shall give written notice to the Board that he has elected to terminate his employment, which notice shall be given not less than thirty (30) days prior to the termination. Said written notice will be given within three
       (3) calendar months after (A) the Executive's failure to be elected or reelected, or his removal, or (B) expiration of the thirty-day cure period, if applicable. The Company may elect to suspend the Executive following receipt of the Executive's Notice of Termination from the date of the Company's receipt of said Notice, up to the date of termination, subject to the Company's continuing obligation to pay the Executive's compensation and benefits under Paragraph 2 herein. If the Executive elects to terminate his employment pursuant to Paragraph 3.c.i.3, he shall not be entitled to any benefit or right resulting from such Change in Control, except for the benefits and rights provided pursuant to this Agreement, and he shall reimburse the Company or its successor for any such benefit or right (other than benefits or rights provided pursuant to this Agreement) received prior to his election to terminate pursuant to Paragraph 3.c.i.3.

          3.c.ii. In the event that the Executive terminates his employment pursuant to Paragraph 3(c)(i) or the Company terminates his employment pursuant to Paragraph 3(b) of this Agreement:


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               3.c.ii.(1) The Company shall pay the Executive for eighteen (18)
       months (the "Severance Period") an amount equal to the then-existing Base Salary provided in Paragraph 2(a). At the Company's option, said payment can be made monthly or in a lump sum.

               3.c.ii.(2) The Company shall pay the Executive a pro rata share of the annual bonus described in Paragraph 2.c for the year in which termination occurred, which shall be calculated by multiplying the number of full and partial months of employment for the year of termination preceding the termination by one-twelfth (1/12) of the Executive's annual bonus for the contract year preceding the year of termination, which pro rata bonus shall be paid as described in Paragraph 2.c. In addition, for the Severance Period, the Executive shall be paid one hundred fifty percent (150%) of the Executive's annual bonus for the fiscal year proceeding the year of termination, which shall be paid in a lump sum no later than five (5) business days after the effective date of termination or in equal monthly installments during the Severance Period, at the election of the Company.

               3.c.ii.(3) During the Severance Period in addition to payment of the Base Salary, the Executive shall continue to be entitled to all benefits and perquisites provided for in Paragraph 2 (f), as if the Executive had not been terminated, unless expressly prohibited by applicable law.

               3.c.ii.(4) To the extent set forth in Appendix A hereto, the Executive shall be entitled to a Preferred Stock Refinancing Bonus if a Preferred Stock Refinancing is completed during the Severance Period.

               3.c.ii.(5) The Executive shall have the rights set forth in Appendix B hereto with respect to the SAR Plan.

       3.c.iii. For purposes of this Agreement, a "Change of Control" of the Company shall be deemed to have occurred as a result of any of the following:

               3.c.iii.(1) Granaria Holdings no longer owns, directly or indirectly, stock possessing at least a majority of the voting power of the Company;

               3.c.iii.(2) The Company's gross sales are less than $500 million for a period of at least one fiscal year as a result of the sale of the Company's assets (excluding the sale of CED);

               3.c.iii.(3) The Board approves a consolidation or merger of the Company with another corporation and such consolidation or merger is consummated, unless such consummation results in Granaria Holdings owning stock possessing a majority of the voting power, directly or indirectly, in the surviving entity and the Executive is offered the position of President, CEO and


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       member of the Board of Directors of the surviving entity on terms and conditions at least as favorable as those set forth herein; or

               3.c.iii.(4) A change in the Board occurs with the result that the members of the Board on the date hereof ("Incumbent Directors") no longer constitute a majority of such Board; provided, that any person becoming a director whose election or nomination for election was supported by a majority of the Incumbent Directors shall be considered an Incumbent Director for purposes hereof; and provided, further, that any director whose appointment or nomination occurs and is required and made by any person other than the Company and its affiliates (including Granaria Holdings and ABN-AMRO) in connection with an acquisition of Common Stock of the Company pursuant to a merger, consolidation, purchase of shares or similar transaction involving the Company shall not be treated as an Incumbent Director. Upon his election to the Board, the Executive shall be an Incumbent Director.

       3.d. BY EXECUTIVE WITHOUT GOOD REASON. By the Executive, at any time and for any reason, in which event the Executive's employment hereunder shall be deemed terminated as of the ninetieth (90th) day following the giving of written notice to the Company of the Executive's decision to terminate pursuant to this Paragraph. The Company may elect to suspend the Executive following receipt of the Executive's Notice of Termination from the date of the Company's receipt of the Notice, up to the date of the termination, subject to the Company's continuing obligation to pay the Executive's compensation and benefits under Paragraph 2 herein. In the event the Executive terminates his employment pursuant to this Paragraph, the Company's obligations to pay compensation expenses and benefits described in Paragraph 2 of this Agreement shall cease on the date of such termination, except for unpaid salary or benefits for the period prior to the termination and the Executive's right to exercise his vested LTBs after such termination as set forth in Appendix B, and all entitlements to the Refinancing Bonus as provided in Appendix A.

       3.e. DISABILITY. In case of the Executive's disability, which for this purpose shall mean that, as a result of illness or injury, the Executive is unable substantially to perform his duties hereunder for a period of at least twelve (12) consecutive months, the Company may terminate the Executive's employment hereunder by giving him at least thirty (30) days' notice of termination. The Executive agrees that in the event of any dispute under this Paragraph to submit to a physical examination by a licensed physician selected by the Company. If the Company terminates the Executive's employment pursuant to the foregoing, for the duration of his disability, the Executive will be entitled to receive payments under the Company's long-term disability policy. Except as specifically provided in Paragraph 1(b) of Appendix A hereto, the Executive shall not be entitled to a Preferred Stock Refinancing Bonus with respect to any Preferred Stock Refinancing completed after the date his employment is terminated for disability. The Executive shall have the rights set forth in Appendix B hereto with respect to the LTB Plan.

       3.f. DEATH. Upon the death of the Executive, the Company shall continue to make payments under Paragraphs 2(a) ("Base Salary") and 2(f) ("Employee Benefit Plans") for three (3) months from the date death and proceeds shall become payable under the


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death benefit plans described in Paragraph 2(f) in accordance with their terms.
Except as specifically provided in Paragraph 1(b) of Appendix A hereto, if the Executive dies before the completion of a Preferred Stock Refinancing, the Company shall have no obligation to pay a Preferred Stock Refinancing Bonus with respect to such refinancing. The Executive's estate shall have the rights set forth in Appendix B hereto with respect to the LTB Plan.

       3.g. EXCISE TAX GROSS UP.

            3.g.i. In the event any payment that is either received by the Executive or paid by the Company on his behalf or any property or any other benefit provided to him under this Agreement or under any other plan, arrangement or agreement with the Company or any member of the Company's affiliated group (as defined in Section 280G(d)(5) of the Internal Revenue Code (the "Code"))(collectively the "Company Payments"), will be subject to the tax (the "Excise Tax") imposed by Code Section 4999 or any substantially similar tax that may hereafter be imposed by any taxing authority, the Company shall pay to the Executive an additional amount (the "Gross-up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Company Payments and any federal, state, and local income and payroll taxes upon the Gross-up Payment provided for by this Paragraph before deduction for any federal, state, and local income and payroll taxes on the Company Payments, shall be equal to the Company Payments. In no event shall the Company have any obligation to make any other payment to the Executive with respect to any federal, state or local income, payroll or other tax with respect to the Company Payments.

            3.g.ii. The determination of whether any of the Company Payments and the Gross-up Payment (collectively the "Total Payments") will be subject to the Excise Tax and the amount of such Excise Tax will be made by the Company's independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants or the Company, provided that such counsel advised the Company with regard to tax matters prior to any such change in ownership (the "Accountants"). The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Code Section 280G. Any determination by the Accountants shall be binding upon the Company and the Executive. Any Gross-Up Payment will be paid to the Executive within ten (10) business days of the Accountant's determination of the amount of such payment. If the Internal Revenue Service makes a claim that would require the payment of Excise Tax in an amount greater than that calculated by the Accountants, the provisions of Paragraph 3.g.v. shall control the determination of the amount of the Excise Tax.

            3.g.iii. For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to the Executive in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation applicable to the Executive in the state and locality of the Executive's residence for the calendar year in which the Company Payment is to be


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       made, net of the maximum reduction in federal income taxes which could be obtained by the Executive from deduction of such state and local taxes if paid in such year.

            3.g.iv. In the event that the Excise Tax ultimately paid by the Executive, taking into account any refund amount, is less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Executive shall repay to the Company, at the time that the Excise Tax is paid or the refund is received, as applicable, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Code
       Section 1274(b)(2)(B).

            3.g.v. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment of any Excise Tax in excess of the amount determined under Paragraph 3.g.ii. Such notification shall be given as soon as practicable but no later than five business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim before the expiration of the 30-day period following the date on which it gave such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing before the expiration of such period that it desires to contest such claim, the Executive shall:

                   (i) give the Company any information reasonably requested by the Company relating to such claim,

                   (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                   (iii) cooperate with the Company in good faith to contest such claim, and

                   (iv) permit the Company to participate in any proceedings relating to such claim.

       The Company shall bear and pay directly all costs and expenses (including additional interest, deemed interest with respect to interest-free advances and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Paragraph 3.g, the Company shall control all proceedings taken in connection with such


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contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine. If the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

       4. INDEMNIFICATION. The Company will indemnify the Executive (and his estate) to the fullest extent permitted by the laws of the State of Ohio that are in effect at the time of the subject act or omission, or the Restated Certificate of Incorporation and By-Laws of the Company, as in effect at such time or on the effective date of this Agreement, whichever affords or afforded greater protection to the Executive (including payment of expenses in advance of final disposition of a proceeding). Furthermore, the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been a director, officer or employee of the Company or his serving or having served any other enterprise as a director, officer or employee at the request of the Company.

       5. ARBITRATION. In case of any dispute or disagreement arising out of or in connection with this Agreement, the parties hereto hereby agree to submit said dispute or disagreement under the National Rules for the Resolution of Employment Disputes ("Rules") of the American Arbitration Association ("AAA"). The hearings will be held in Cincinnati, Ohio and will be conducted pursuant to the Rules of the AAA. The dispute will be submitted to a panel of arbitrators selected in accordance with the Rules of the AAA. The panel or arbitrators' award shall be issued within one hundred twenty (120) days following submission of the dispute to the AAA. Any decision or award of said arbitration panel shall be final and binding on the Company and the Executive.

       6. SURVIVAL OF OBLIGATIONS. The obligations under Paragraphs 4 (Indemnification) and 5 (Arbitration) shall survive the termination of this Agreement for any reason, whether such termination is by the Company, by the Executive, upon the expiration of this Agreement or otherwise.

       7. SEVERABILITY. In case any one or more of the provisions or part of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability


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shall be deemed not to affect any other jurisdiction or any other provision or part of a provision of this Agreement, but this Agreement shall be reformed and construed in such jurisdiction as if such provision or part of a provision held to be invalid or illegal or unenforceable had never been contained herein and such provision or part reformed so that it would be valid, legal and enforceable in such jurisdiction to the maximum extent possible.

       8. ENTIRE AGREEMENT; AMENDMENT. This Agreement contains the entire agreement between the Company and the Executive with respect to the subject matter hereof and supersedes all prior written agreements. This Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by or on behalf of the party against whom any amendment, waiver, change, modification or discharge is sought.

       9. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, first class as follows:

                  (a)  TO THE COMPANY:           (b)  TO THE EXECUTIVE:


                       Chairman of the Board          5112 Rockridge Road
                       Granaria Holding               Phoenix, Arizona 85018
                       P.O. Box 233
                       2501 CE The Hague
                       The Netherlands

and/or to such other persons and addresses as either party shall have specified in writing to the other.

       10. NO RAID; NON-COMPETITION. The Executive agrees that he will not, for a period of eighteen (18) months following his termination of employment, for any reason whatsoever, do any of the following:

           10.a. solicit, entice, persuade, encourage or otherwise induce any individual or entity (including any subsidiary or affiliate of such individual or entity and any officer, stockholder, partner, employee or other representative of such individual or entity) that was a customer of the Company (whether or not the Executive provided services for such customer) at any time Executive was an employee of the Company (i) to refrain from purchasing products manufactured by the Company or using the services of the Company or (ii) to purchase products and services available from the Company from any person or entity other than the Company;

           10.b. hire or otherwise engage the services of any officer or employee of the Company or any of its subsidiaries or affiliates;

           10.c. solicit, entice, persuade, encourage or otherwise induce any employee of the Company (including any of its subsidiaries or affiliates) to terminate such employment or to become employed by any person or entity other than the Company; or


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           10.d. own, manage, control or participate in the ownership, management or control, or be employed or engaged by or otherwise affiliated or associated as an employee, consultant, independent contractor, director, agent, or otherwise with any other corporation, partnership, proprietorship, firm, association or other business entity in the world that manufactures or sells any product that competes with or is a substitute for any product manufactured or sold by the Company on the date of the Executive's termination of employment; provided, however, that the Executive may own up to one percent (1%) of any class of publicly traded securities of any such entity. Notwithstanding the foregoing, the Executive may own, participate in or be employed by any entity that manufactures or sells any product that competes with or is a substitute for any product manufactured or sold by the Company on the date of the Executive's termination of employment if, and only if, the aggregate annual revenue contributed by all of such competitive or substitute products to such other entity is not greater than five percent (5%) of such entity's total annual revenue and the Executive does not have any direct management responsibility for such competitive as substitute products manufactured or sold by such other entity. For purposes of this Paragraph 10.d, the term "direct management responsibility" means that the management of the manufacture or sale of competitive or substitute products comprises a material part the Executive's duties

       11. CONFIDENTIALITY. The Executive agrees that he will not, following his termination of employment, for any reason whatsoever; use, disclose, furnish or make accessible, directly or indirectly, in any manner or for any purpose unauthorized by the Company, any trade secrets, confidential or proprietary information or any information, documents or materials owned, developed or possessed by the Company, whether in tangible or intangible form, pertaining to the business of the Company, including, without limitation, identities of clients and prospective clients, identities of individual contacts at business entitles which are clients or prospective clients, and business relationships provided, that this Paragraph 11 shall not apply to information generally known to the public.

       12. ASSIGNABILITY. In the event that the Company shall be merged with, or consolidate into, any other entity, or in the event that it shall sell and transfer substantially all of its assets to another entity, and if, in the case of either event, regardless of whether or not the transaction results in a "Change in Control" under the provisions of this Agreement referred to in Paragraph 3(c)(iii) (Change in Control), the terms of this Agreement shall inure to the benefit of, be assumed by, and be binding upon, the entity resulting from such merger or consolidation, or to which the Company's assets shall be sold and transferred; provided, however, that in the event that this Agreement is assigned by the Company, in connection with such a merger, consolidation or sale or transfer, or otherwise, the Executive and his dependents, beneficiaries, estate and surviving spouse shall be entitled to exactly the same compensation, benefits, perquisites, payments and other rights as would have been their entitlement had this Agreement not been assigned. This Agreement shall not be assignable by the Executive, but it shall be binding upon, and shall inure to the benefit of, his heirs, executors, administrators and legal representatives.

       13. GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Ohio.

       14. WAIVER AND FURTHER AGREEMENT. Any waiver of any breach of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

       15. MISCELLANEOUS; TAXES.

           15.a. The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

           15.b. Notwithstanding anything herein to the contrary, except as otherwise specifically provided in this Agreement (including the Appendices) or any other written agreement between the Company and the Executive, the Executive shall be liable for paying all taxes of any kind imposed on him with respect to the amounts and benefits payable to him hereunder.


Dated:  September 4, 2001
                                        EAGLE-PICHER INDUSTRIES, INC.


-----------------------------           By
JOHN H. WEBER                             ------------------------------------

                                   APPENDIX A
                                   ----------

                        PREFERRED STOCK REFINANCING BONUS

       The Company hereby represents that: As of the date hereof, 51.8% of the outstanding Preferred Stock of the Company is owned by Dakruiter, a special purpose vehicle based in Luxembourg (the "SPV"), which is owned by ABN AMRO ("AA") and Granaria Holdings ("GH"). AA and GH have entered into a Shareholders' Agreement, dated March 23, 2001, the material terms of which have been disclosed to the Executive (the "Shareholders' Agreement").

       1. AMOUNT OF PREFERRED STOCK BONUS.
          -------------------------------

          1.a. Upon completion of each Preferred Stock Refinancing, (the "Completion Date"), the Executive shall be entitled to a cash bonus, calculated as follows:

                  Completion Date is:                Percentage of SPV Profit

                  Prior to March 31, 2005                     5%
                  Prior to April 30, 2006                     4%
                  After April 30, 2006                        3%

          1.b. The Executive shall be entitled to receive the cash bonus described in this Appendix A if he is still employed by the Company on the Completion Date, provided that, if substantial actions have been put in motion prior to the Executive's date of termination that result in a Preferred Stock Refinancing, the Executive (or his estate, if applicable) shall be entitled to the following percentage of the bonus: (i) 100%, if the Completion Date occurs within the Severance Period if his employment is terminated by the Company without cause (pursuant to Paragraph 3(b) of the Employment Agreement) or by the Executive for good reason (pursuant to Paragraph 3(c) of the Employment Agreement), or (ii) 50%, if the Completion Date occurs on or before the first anniversary of the termination of his employment as a result of the Executive's disability or death (pursuant to Paragraph 3(e) or (f), respectively, of the Employment Agreement). The Executive shall not be entitled to the cash bonus described in this Appendix A if the Completion Date occurs after the Executive's termination for cause (pursuant to Paragraph 3(a) of the Employment Agreement) or voluntary termination (pursuant to paragraph 3(d) of the Employment Agreement).

          1.c. Notwithstanding Paragraph 1a above, the Executive's Preferred Stock Bonus shall not be less than $2.5 million (or $2.5 million times the percentage of Preferred Stock transferred if less than all of the Preferred Stock of the SPV is transferred) if the Preferred Stock Refinancing is at one hundred percent (100%) of the present face value of the shares (which is $10,000 each) or the applicable percentage between one hundred percent (100%) and eighty-three percent (83%) if the Completion Date is prior to March 1, 2003.

          1.d. If a Preferred Stock Refinancing occurs, and the Executive and the Company cannot agree whether the Executive is entitled to a Preferred Stock Refinancing Bonus and/or the amount thereof, the Company shall provide the Executive with a true and complete copy of the Shareholders' Agreement (including all amendments thereto) within three days of Executive's request therefor.

       2. DEFINITIONS.
          -----------

          2.a. "SPV Profit" shall be determined in accordance with the following formula:

                                                   Shares Transferred
         SPV Profit = Proceeds -  Aggregate Cost x ----------------------
                                                   Shares Owned

Where:

"Proceeds" means the proceeds of the Preferred Stock Refinancing received by SPV in cash or other liquid assets plus dividends paid with respect to the Preferred Stock

"Aggregate Cost" means the aggregate price paid by SPV to acquire the Preferred Stock plus all brokerage fees and similar costs related to the acquisition and transfer of the Preferred Stock

"Shares Transferred" means the number of shares of Preferred Stock transferred by SPV in the Preferred Stock Refinancing

"Shares Owned" means the number of shares of Preferred Stock owned by the SPV at the time of the Preferred Stock Refinancing

SPV Profit will not be reduced by any interest cost or taxes payable by the SPV.

          2.b. "Preferred Stock Refinancing" shall mean any transaction as a result of which all or any portion of the Preferred Stock owned by the SPV is transferred to a third party (including the Company but excluding GH, AA and Residex) in exchange for cash or other liquid assets. The date as of which the assets received are fully and unconditionally liquid shall determine the date that such refinancing has been completed.

       3. PAYMENT.

          3.a. The Company shall pay the Executive a Preferred Stock Refinancing Bonus in cash within thirty (30) days after the Completion Date; provided, however, that if the SPV does not receive all of the Proceeds (as defined above) of the Preferred Stock Refinancing on the Completion Date, the Company shall pay the Executive a pro rata portion of the Preferred Stock Refinancing Bonus, which pro rata portion shall be determined by multiplying the amount of the Preferred Stock Refinancing Bonus by a fraction, the numerator of which is the Proceeds received by the SPV on the Completion Date and the denominator of which is the total Proceeds. Thereafter, the Company shall pay the Executive the remainder of the Preferred Stock Refinancing Bonus or a pro rata portion thereof, as Proceeds are received by the SPV, within thirty (30) days of the SPV's receipt of such Proceeds; provided, however, that if any Proceeds are received by the SPV at any time after the third anniversary of the Executive's termination of employment under this Agreement, the Executive shall not be entitled to any further amount of the Preferred Stock Refinancing Bonus with respect to such Proceeds and the Company shall have no further obligation to pay the remainder of the Preferred Stock Refinancing Bonus with respect to such Proceeds.

          3.b. If the exact value of the Preferred Stock Refinancing Bonus cannot be determined prior to the date for payment, the Company shall make an interim payment to the Executive based on a good-faith estimate on the date for payment. Thereafter, within five business days after the amount is determined (but in no event more than sixty (60) days after the Completion Date), the Company shall pay the Executive any additional amount due, and the Executive shall return to the Company any amount paid to him by the Company to which he was not entitled.

                                   APPENDIX B
                                   ----------

                              LONG-TERM BONUS PLAN


       1. ANNUAL GRANTS.
          -------------

          1.a. The Executive shall be granted long-term bonus percentages ("LTBPs") in accordance with the terms and conditions of this Appendix B, as follows:

             GRANT DATE                3-YEAR VESTING        4-YEAR VESTING

         September 22, 2001               .625%                 .6875%
         September 22, 2002               .625%                 .6875%
         September 22, 2003               .625%                 .6875%
         September 22, 2004               .625%                 .6875%

          1.b. The Executive shall be entitled to a grant of an LTBP on each of the Grant Dates if he is still employed on such date or such Grant Date falls with the Severance Period (as defined in Paragraph 3(c)(ii) of the Employment Agreement) and the Executive's employment was terminated by the Company without cause (pursuant to Paragraph 3(b) of the Employment Agreement) or by the Executive for good reason (pursuant to Paragraph 3(c) of the Employment Agreement).

       2. VESTING DATES.
          -------------

          2.a. On or before each annual Grant Date, the Executive shall be entitled to elect whether the LTBP to be granted on such date will be a ".625% LTBP" subject to "3-Year Vesting," or a ".6875% LTBP" subject to "4-Year Vesting." Once such a grant is made, such election may not be changed for such grant, but may be changed for future grants.

          2.b. Except as otherwise provided herein or in the attached Employment Agreement, (i) each .625% LTBP subject to 3-Year Vesting shall vest and become exercisable in equal tranches on each of the first three anniversaries of the Grant Date, and (ii) each .685% LTBP subject to 4-Year Vesting shall vest and become exercisable in equal tranches on each of the first four anniversaries of the Grant Date.

          2.c. Notwithstanding anything herein or in the Employment Agreement to the contrary, all LTBPs previously granted to the Executive shall immediately become vested and exercisable, if (i) a change in control (as defined in the Employment Agreement) occurs, or (ii) the Executive's employment is terminated by the Company without cause (pursuant to Paragraph 3(b) of the Employment Agreement), or by the Executive for good reason (pursuant to Paragraph 3(c) of the Employment Agreement).

          2.d. If the Executive's employment is terminated for disability or as a result of his death (pursuant to Paragraph 3(e) or 3(f) of the Employment Agreement, respectively), a pro rata portion of each tranche of outstanding LTBPs that would become vested on the next vesting date shall immediately become vested and exercisable based on the number of days the Executive was employed since the prior vesting date.

       3. EXERCISE/TERMINATION DATE.

          3.a. Except as otherwise provided herein, the Executive shall be entitled to exercise any LTBP at any time on or after the date such LTBP (or any portion thereof) becomes vested and before the Termination Date of such LTBP.

          3.b. The "Termination Date" of each LTBP shall be the tenth anniversary of the Grant Date, subject to earlier termination as provided herein.

          3.c. Notwithstanding anything herein or in the Employment Agreement to the contrary, all outstanding unvested LTBPs shall terminate immediately if the Executive's employment is terminated by the Company for cause (pursuant to Paragraph 3(a) of the Employment Agreement), and all vested LTBP's shall remain outstanding and exercisable until the earlier of their respective Termination Dates or the second anniversary of such termination, provided that the Company may restrict the periods during which such LTBPs may be exercised.

          3.d. If the Company terminates the Executive's employment without cause (pursuant to Paragraph 3(b) of the Employment Agreement) or the Executive terminates his employment for good reason (pursuant to Paragraph 3(c) of the Employment Agreement), all outstanding LTBPs (and those granted during the Severance Period pursuant to Paragraph 1(b) above) shall remain outstanding and exercisable until the earlier of their respective Termination Dates or the first anniversary of such termination.

          3.e. If the Executive terminates his employment without good reason (pursuant to Paragraph 3(d) of the Employment Agreement), all unvested LTBPs shall terminate immediately and all vested LTBPs shall remain outstanding and exercisable until the earlier of their respective Termination Dates or the second anniversary of such termination, provided that the Company may restrict the periods during which such LTBPs may be exercised.

          3.f. If the Executive's employment is terminated for disability or as a result of his death (pursuant to Paragraph 3(e) or 3(f) of the Employment Agreement, respectively,) all unvested LTBPs shall terminate immediately and all vested LTBPs shall remain outstanding and exercisable until the earlier of their respective Termination Dates or the first anniversary of such termination.

       4. PAYMENT OF LTBPS.
          ----------------

          4.A. Upon the exercise of an LTBP, the Executive shall be entitled to receive a cash bonus payment equal to the "Exercise Value" of such LTBP on the exercise date minus its "Entrance Value."

          4.b. "Entrance Value" of each LTBP shall be deemed to be the lower of (i) $1 or (ii) the Exercise Value that the vested portion of such LTBP would have had if based on the Company's 2001 financial results.

          4.c. "Exercise Value" of each LTBP for these purposes shall be deemed to be:


                     the vested portion of the LTBP

                                      TIMES

                     (i) the product of 6.54 TIMES the Company's EBITDA for the fiscal year preceding the year in which the exercise occurs, MINUS (ii) the sum of the Company's Debt and the book value of all the then outstanding Preferred Stock, determined as of the end of such preceding fiscal year.

          4.d. "EBITDA" for these purposes shall mean EBITDA for the relevant fiscal year of the Company as determined by the Company's independent certified public accountants in accordance with the standard U.S. GAAP rules, as adjusted pursuant to clause f. below.

          4.e. "Debt" for these purposes shall mean the Company's outstanding interest bearing debt, as adjusted pursuant to clause f. below.

          4.f. For purposes of calculating the Entrance Value and the Exit Value, the following adjustments shall be applied to the EBITDA and Debt figures included in the Company's U.S. GAAP financial statements:

               i. all off-balance sheet financings (such as accounts receivable securitizations, sales and leasebacks) shall be added back to the net Debt;

              ii. non-recurring or one-time cost and income items shall be subtracted from EBITDA;

             iii. EBITDA of divisions sold or eliminated during a fiscal year shall be subtracted from EBITDA to the extent that [the proceeds from such sales are reflected in a reduction in the net Debt for such year].

If the Executive and the Company cannot agree whether an item should be an adjustment to EBITDA or Debt for these purposes, or either shall propose an additional adjustment, the issue shall promptly be referred for decision to the independent certified public accountants who prepared the Company's U.S. GAAP financial statements for such year. Such decision shall be made within two weeks of such referral, and shall be binding on all parties.

          4.g. The bonus payments provided by this Plan shall be determined solely by the express terms of this Plan and do not depend on any increase in the equity value of the Company.

       5. PAYMENT.

          5.a. The Company shall pay the Executive the cash bonus payment to which he is entitled upon exercise of any LTBP within thirty (30) days of the exercise thereof.

          5.b. If the exact cash bonus payment to which Executive is entitled upon exercise of an LTBP cannot be determined prior to the date for payment because the Company's financial statements for the prior fiscal year have not been finalized, the Company shall make an interim payment to the Executive of the estimated cash bonus payment on the date for payment based on the most recent available figures. Thereafter, within five business days after the financial statements have been approved by the Board, the Company shall pay the Executive any additional cash bonus due, and the Executive shall return to the Company any cash bonus paid to him by the Company to which he was not entitled.

                                   APPENDIX C
                                   ----------

                          RELOCATION PROGRAM JOHN WEBER


        EELIGIBILITY         |X|   In accordance with IRS criteria

MISCELLANEOUS ALLOWANCE      |X|   2 months' new base salary
                             |X|   cost of new appliances, registering cars in
                                   new state, installation of cost of phones, TV, drapes, etc

HOMESALE AND MORTGAGE        |X|   in accordance with EP' existing plan; if
                                   this does not exist, then in accordance with
                                   below:
                             |X|   All costs of sale of old house
                             |X|   All costs of obtaining mortgage on new house
                             |X|   Loss on Sale
                                   -  50% reimbursed by EP
                                   -  Maximum of $20,000

DESTINATION ASSISTANCE       |X|   Househunting Trip for employee and one
                                   additional person
                                   -  1 trip, 7 days
                                   -  Travel, lodging, meals, and childcare

TRANSITION                   |X|   Temporary Living
                                   -  Up to 30 days for employee and family
                             |X|   Final Move Trip
                                   -  Travel, lodging and meals

HOUSEHOLD GOODS              |X|   Shipment
                                   -   Packing, loading and transporting
                                   -   Insurance
                             |X|   Vehicle Shipment
                             |X|   Storage - Up to 60 days

TAX ASSISTANCE               |X|   Tax gross-up provided where applicable



                                      C-1